UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  March 16, 2009

Date of Earliest Event Reported:  March 12, 2009

Sauer-Danfoss Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14097	36-3482074
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

250 Parkway Drive, Suite 270 Lincolnshire, Illinois		60069
(Address of principal executive offices)		(U.S. Zip Code)

Registrant’s telephone number, including area code:  (515) 239-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations
Item 1.01	Entry into a Material Definitive Agreement.

On March 12, 2009, Sauer-Danfoss Inc. (the “Company”) entered into a Credit Agreement with Danfoss A/S, which provides for a multicurrency term loan and revolving credit facilities of $490 million (the “Danfoss Credit Agreement”).  Danfoss A/S is the majority stockholder of the Company.  In the course of its year-end financial review, the Company determined that the combined effect of steep reductions in sales, the cost of closing its plant in Hillsboro, Oregon, the cost of workforce reductions, and charges due to annual goodwill and long-lived asset impairment testing will cause the Company to fail to comply with the leverage ratio covenants in its major credit agreements by the end of the first quarter of 2009.  The Company intends to draw sufficient funds under the Danfoss Credit Agreement to refinance or repay certain of the Company’s borrowings prior to the occurrence of a default under any of the Company’s credit agreements.

The Company considered all available options to refinance its credit facilities or to seek appropriate waivers from its existing lenders.  The Company concluded that the terms offered in the Danfoss Credit Agreement were superior to the terms the Company could have obtained from third parties in either a debt or an equity financing in today’s market, especially in light of the timing of the anticipated defaults.

The material terms of the Danfoss Credit Agreement, which are qualified in their entirety by reference to the Danfoss Credit Agreement, a copy of which is attached to this Report on Form 8-K as Exhibit 10.1, are as follows:

•                  The annual Interest Rate is set at an underlying funding rate (initially expected to be LIBOR) plus 8.0%.

•                  The Company will pay an upfront Facility Fee of 1.75% of the $490 million facility.

•                  The Company will pay a quarterly commitment fee at a 4% annualized rate on any undrawn portion of the facility.

•                  The Final Maturity Date is September 30, 2010.

•                  The facility permits borrowing by the Company and its subsidiaries.  All such borrowings are guaranteed by the Company but are otherwise unsecured.

Section 2	Financial Information
Item 2.02	Results of Operations and Financial Condition.

On March 16, 2009, the Company issued a press release announcing preliminary financial results for the fourth quarter and fiscal year ended December 31, 2008.  The financial results are subject to revision due to continued impairment testing under Statement of Financial Accounting Standards Board No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” as described in more detail in Item 2.06 of this Report on Form 8-K.  The press release also announces entry into the debt agreements discussed in Items 1.01 and 2.03 of this Report on Form 8-K.  A copy of the press release is attached hereto as Exhibit 99.1.

Section 2	Financial Information
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described under Item 1.01 above, the Company entered into the Danfoss Credit Agreement on March 12, 2009.

To facilitate the redemption of the Company’s outstanding 8.07% Senior Notes in the principal amount of $24 million, the Company entered into an additional short-term, $25 million Loan Agreement with Danfoss A/S on March 12, 2009 (the “Bridge Loan”).  The Bridge Loan is unsecured, bears interest at an annual rate of 3.98%, and matures on March 25, 2009.  On or about the date of the filing of this Report on Form 8-K, the Company will use the proceeds of the Bridge Loan to redeem the 8.07% Senior Notes.  The Company intends to repay the Bridge Loan with proceeds drawn under the Danfoss Credit Agreement.  The foregoing description of the material terms of the Bridge Loan is qualified in its entirety by reference to the Bridge Loan agreement, a copy of which is attached to this Report on Form 8-K as Exhibit 10.2.

Section 2	Financial Information
Item 2.06	Material Impairments

The Company determined on March 13, 2009 that it is required to incur material fourth quarter and full year 2008 charges related to the impairment of its goodwill and long-lived assets.  The Company estimates that it must incur a charge related to goodwill of $22.9 million.  The goodwill relates to the Company’s acquisition of the Danfoss Fluid Power business in 2000 and subsequent acquisitions made over the past seven years.

The long-lived asset impairment testing has not been completed, so the Company is unable in good faith to determine an estimate as required by Items 2.06(b) and (c).  Based on preliminary testing results, the Company is using an estimated impairment charge of $49.3 million for purposes of the preliminary financial results being released today.  The actual charge could range from $30 to $94 million.

The impairment charges were incurred as a result of the dramatic decline in the Company’s market capitalization during the last quarter of 2008 combined with reductions in expected cash flow from operations in certain reporting units/asset groups.  Neither impairment charge is expected to result in future cash expenditures.

Section 9	Financial Statements and Exhibits
Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

10.1         Credit Agreement dated March 12, 2009 by and between the Company and Danfoss A/S.

10.2         Loan Agreement dated March 12, 2009 by and between the Company and Danfoss A/S.

99.1         Press Release dated March 16, 2009, announcing preliminary financial results for the fourth quarter and fiscal year ended December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

SAUER-DANFOSS INC.

DATE: March 16, 2009
	By:	/s/ Kenneth D. McCuskey
	Name:	Kenneth D. McCuskey
	Title:	Vice President and Chief Accounting Officer